Exhibit 10.14

FILT RED, INC. EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

Effective  , 2022

The Board of Directors of FILT Red, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives and other key personnel, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of the executives and other key personnel by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage such employees’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide such employees with updated compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of such employees will be satisfied and which are competitive with those of other major U.S. industrial corporations. In order to accomplish these objectives, the Board has caused the Company to adopt this FILT Red, Inc. Executive Change of Control Severance Plan (the “Plan”).

This Plan supersedes any other severance pay or salary continuance plan or program adopted by the Company (or under which the Company was included) to retain and protect its employees in the event of a Change of Control, specifically including the Cummins, Inc. 2006 Executive Retention Plan, effective as of January 1, 2006 and amended on December 12, 2011.

1.

Definitions. In addition to other terms defined elsewhere herein, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined.

a.

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

b.

“Annual Base Salary” means the Participant’s rate of annual base salary as in effect immediately prior to the date of Termination (determined without regard to any reduction thereof in the event of a Termination for Good Reason within the meaning of Section 1(o)(iii)) or the effective date of the Change of Control, whichever is higher.

c.

“Bonus Payment” means the Participant’s Annual Base Salary multiplied by the Participant’s target annual bonus percentage as in effect immediately prior to the date of Termination (determined without regard to any reduction thereof in the event of a Termination for Good Reason within the meaning of Section 1(o)(iii)) or the effective date of the Change of Control, whichever is higher.

d.	“Change of Control” shall have the meaning given in the FILT Red, Inc. 2022 Omnibus Incentive Plan, as it may be amended from time to time, or any successor plan thereto.
e.

“Change of Control Protection Period” means the period beginning on the sixtieth (60th) day preceding the date of the Change of Control and ending on the date of the second anniversary of the Change of Control.

f.	“Chief Executive Officer” means the Chief Executive Officer of the Company designated as such by the Board from time to time.
g.	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
h.

“Leadership Officer Participant” means (i) an “officer,” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, of the Company or (ii) any other executive who reports directly to the Chief Executive Officer.

i.“Other Participant” means an employee of the Company or a Subsidiary designated as an Other Participant from time to time by the Talent Management and Compensation Committee of the Board.

j.“Participant” shall have the meaning given in Section 2.

k.	“Severance Multiplier” means (i) three, in the case of the Chief Executive Officer, (ii) two, in the case of a Leadership Officer Participant and (iii) one, in the case of an Other Participant.

l.“Severance Period” means (i) in the case of the Chief Executive Officer, a period of thirty-six (36) months following the date of Termination, (ii) in the case of a Leadership Officer Participant, a period of twenty-four (24) months following the date of Termination and (iii) in the case of an Other Participant, a period of twelve (12) months following the date of Termination.

m.	“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity.
n.

“Termination for Cause” means a termination of a Participant’s employment by the Company or a Subsidiary due to (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the Participant’s conviction of a felony.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be a termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.

o.

“Termination for Good Reason” means a termination of a Participant’s employment by the Participant within ninety (90) days following (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, (ii) the Company’s requiring the Participant to relocate their principal place of work to a location that would substantially increase the Participant’s commute or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the effective date of the Change of Control, (iii) a reduction in the Participant’s annual base salary or participation level or opportunity in any bonus or other incentive compensation plan or program of the Company, or (iv) a material breach of any provision of this Plan by the Company.

For purposes of this definition, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

p.	“Termination Without Cause” means any termination of the Participant’s employment by the Company or a Subsidiary other than a Termination for Cause.

2.Eligibility. “Participants” in this Plan shall consist of the Chief Executive Officer and those individuals who from time to time qualify as Leadership Officer Participants or Other Participants. A Participant whom the Board determines is no longer the Chief Executive Officer or a Leadership Officer Participant, or a Participant whom the Talent Management and Compensation Committee of the Board determines is no longer an Other Participant for purposes of this Plan shall cease to be a Participant in this Plan when so notified of such determination; provided that, notwithstanding anything to the contrary herein, no such determination, and no other change in a Participant’s designation that would result in fewer benefits being paid under this Plan to such Participant, shall be made, and if made shall have no effect, (a) during the Change of Control Protection Period or (b) during any period in which the Company has knowledge that a third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board or the Talent Management and Compensation Committee of the Board, such person has abandoned or terminated its efforts to effect a Change of Control.

3.

Termination Payments. In the event of a Termination Without Cause or a Termination for Good Reason (in either such case a “Termination”) in connection with or during the Change of Control Protection Period, the Company shall pay to the Participant a lump-sum cash payment in an amount equal to the Severance Multiplier applicable to the Participant times the sum of the Participant’s Annual Base Salary and Bonus Payment. A Termination occurring during the sixty (60) days preceding the Change of Control shall be deemed to have occurred in connection with the Change of Control Protection Period for purposes of the foregoing sentence only if the Participant reasonably demonstrates that such Termination (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or anticipation of the Change of Control.

The amounts of any lump-sum payments described in this Section 3 shall be determined and such payments shall be made as soon as possible (but in no event more than 90 days) following the Participant’s Termination; provided, however, that, to the extent necessary, in the good faith determination of the Company, to comply with Code Section 409A, if the Participant is deemed to be a “specified employee” for purposes of Code Section 409A, then payment under this Plan shall be made on the first business day following the date that is six (6) months after the date of Termination.

4.

Nonexclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any Affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any Affiliates. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any Affiliates at or subsequent to a Change of Control or Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly superseded by this Plan.

5.

Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

6.	Application of Limits on Payments.
a.

Determination of Cap or Payment. Notwithstanding any other provision of this Plan to the contrary, if any payments or benefits paid by the Company pursuant to this Plan (“Plan Payments”) would cause some or all of the Plan Payments or any other payments made to or benefits received by a Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 6, then the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total

Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after- tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

b.	Procedures.
i.

If a Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a)(ii), and (D) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (1) the Total Payments were delivered in accordance with Section 6(a)(i) or (2) the Total Payments were delivered in accordance with Section 6(a)(ii). The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 6(a)(ii) applies, then the Plan Payments or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

ii.

For purposes of this Section 6: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (B) present value shall be calculated in accordance with Code Section 280G(d)(4); (C) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (D) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (E) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

iii.

If National Tax Counsel so requests in connection with the opinion required by this Section 6(b), the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.

iv.

The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

v.

This Section 6 shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Section 6 shall be cancelled without further effect.

7.	Successors.
a.

Benefits under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

b.	This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.
c.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise. For the avoidance of doubt, no Participant shall be deemed to have undergone a Termination solely by virtue of a transfer of his or her employment from the Company to any such successor in connection with a succession to all or substantially all of the assets of the Company.

8.	Miscellaneous.
a.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

b.

This Plan may be terminated, amended or modified by the Board at any time; provided that no termination, amendment or modification of the Plan during the Change of Control Protection Period that adversely affects the rights of a Participant hereunder shall be given effect unless the written consent of the Participant thereto is obtained; and provided further that in the event a Participant experiences a Termination for Good Reason or a Termination without Cause during the Change of Control Protection Period, no termination, amendment or modification of the Plan after the Change of Control Protection Period that adversely affects the rights of a Participant hereunder shall be given effect unless the written consent of the Participant thereto is obtained. All references to a Participant in this subsection (b) shall include the Participant’s successors or legal representatives.

c.	The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
d.

The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

e.

The Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant may have hereunder, including, without limitation, the right of the Participant to incur a Termination for Good Reason as defined in Section 1(o) of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

f.All the foregoing severance and benefit arrangements shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the shareholders of the Company, all to the extent deemed necessary or desirable by the Company, in order that each Participant shall be deemed to have continued his employment with the Company hereafter in good faith reliance upon this Plan.